Exhibit (5)

November 20, 2003

Board of Directors

Wachovia Corporation

Charlotte, North Carolina 28288

Ladies and Gentlemen:

I have acted as counsel for Wachovia Securities LLC (“Wachovia Securities”) and Wachovia Corporation (the “Corporation”) in connection with the registration on Form S-8 of $175,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), which represent general unsecured obligations of Wachovia Securities, a subsidiary of the Corporation, to pay deferred compensation in the future to participating employees in accordance with the terms of the Wachovia Securities LLC Transitional Voluntary Deferral and Matching Contribution Plan, the Wachovia Securities LLC Transitional Deferral Election Plan and the Wachovia Securities LLC Transitional Earn-out Incentive Compensation Plan (together, the “Plans”). The Corporation is guarantor of the Deferred Compensation Obligations.

On the basis of such investigation as I deemed necessary, I am of the opinion that the Deferred Compensation Obligations, when established pursuant to the terms of each of the Plans, will be valid and binding obligations of Wachovia Securities, enforceable against Wachovia Securities in accordance with their terms and the terms of each of the Plans, except as enforceability (1) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (2) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The foregoing opinion is limited to the Federal laws of the United States of America and the laws of the State of North Carolina.

I hereby consent to the use of my name under Item 5 in Part II of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required by the Securities Act of 1933 and the rules promulgated thereunder.

Very truly yours,

/s/    ROSS E. JEFFRIES, Jr.